Exhibit 10.27

CARDIVA MEDICAL, INC.

SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

(Adopted by the Board of Directors on March 2, 2020)

1. Introduction. The purpose of this Cardiva Medical, Inc. Severance Plan (as may be amended from time to time, the “Plan”) is to provide specified severance benefits to eligible employees of the Company or a Subsidiary whose employment is involuntarily terminated by the Company or a Subsidiary other than for Cause or who resign for Good Reason under the circumstances described in the Plan. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how the Plan works, it is important to know the following terms:

2.1 “Administrator” means the Board, the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 9, but only to the extent of such delegation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Cause” means, with respect to a Covered Employee, the occurrence of one or more of the following: (i) such Covered Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such Covered Employee’s intentional, material violation of any contract or agreement between the Covered Employee and the Company or of any statutory duty owed to the Company; (iii) such Covered Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) such Covered Employee’s gross misconduct. The determination that a termination of the Covered Employee’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Covered Employees who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Covered Employees who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Covered Employee was terminated with or without Cause for the purposes of outstanding Awards held by such Covered Employee will have no effect upon any determination of the rights or obligations of the Company or such Covered Employee for any other purpose.

2.4 “Change in Control” has the meaning set forth in the Equity Plan.

2.5 “Change in Control Determination Period” means the time period beginning on the date that is three (3) months prior to the date of closing of a Change in Control and ending on the date that is twelve (12) months following the date of closing of such Change in Control.

2.6 “CIC Qualifying Termination” means a Separation during the Change in Control Determination Period resulting from (i) the Company or a Subsidiary terminating the Covered Employee’s employment for any reason other than Cause or (ii) the Covered Employee voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Covered Employee’s death or Disability shall not constitute a CIC Qualifying Termination.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Company” means Cardiva Medical, Inc. or, following a Change in Control, any successor thereto.

2.9 “Covered Employee” means an individual who is employed in a role designated by the Board as being eligible to participate in the Plan and who has timely and properly executed and delivered a Participation Agreement to the Company.

2.10 “Disability” means, with respect to a Covered Employee, such Covered Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

2.11 “Effective Date” means March 2, 2020.

2.12 “Equity Plan” means the Company’s 2014 Equity Incentive Plan, as it may be amended from time to time, or any successor plan thereto.

2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14 “Good Reason” means, without the Covered Employee’s prior written consent, (i) a reduction of the Covered Employee’s annual base salary or target bonus opportunity to an amount that is materially below the base salary or bonus opportunity, respectively, in effect at the time of such proposed reduction, other than a reduction in annual base salary or bonus opportunity of ten percent (10%) or less applicable to all executives of the Company and in equal percentages; (ii) relocation of the Covered Employee’s principal place of employment more than thirty-five (35) miles from the Company’s (or its applicable Subsidiary’s, as applicable) office in which the Covered Employee is then principally based; or (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other material agreement with the Covered Employee. In order to establish Good Reason, (x) the Covered Employee must provide the Company with written notice of the existence of the condition giving rise to Good Reason within ninety (90) days after the Covered Employee becomes aware of the existence of such condition, (y) the Company (or its applicable Subsidiary, as applicable) must fail to cure such condition (to the extent capable of being cured) within thirty (30) days after the Company’s receipt of such notice, and (z) the Covered Employee must resign the Covered Employee’s employment no later than one year following the date the Covered Employee became aware of the existence of the condition giving rise to Good Reason.

2.15 “Participation Agreement” means the individual agreement (as will be provided in separate cover) provided by the Administrator to a Covered Employee under the Plan, which has been signed and accepted by the Covered Employee.

2.16 “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from the Company or a Subsidiary terminating the Covered Employee’s employment for any reason other than Cause. A termination or resignation due to the Covered Employee’s death or Disability shall not constitute a Qualifying Termination.

2.17 “Release Conditions” means (i) the Company has received the Covered Employee’s executed Release and (ii) any rescission period applicable to the Covered Employee’s executed Release has expired such that the Release is effective.

2.18 “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

2.19 “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.20 “Subsidiary” means any entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns stock (or units or interests, as the case may be) possessing 50% or more of the total combined voting power of all classes of stock (or units or interests, as the case may be) in one of the other entities in the chain.

3. Eligibility for Severance Benefits. An individual is eligible for the Severance Benefits under the Plan, in the amount set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences a Qualifying Termination or CIC Qualifying Termination, as applicable.

4. Severance Benefits. Notwithstanding anything to the contrary in this Section 4, the Company shall pay the Covered Employee’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the date of Separation, including unused earned vacation pay and unreimbursed documented business expenses incurred by the Covered Employee prior to the date of Separation (collectively, “Accrued Compensation and Expenses”). In addition, the Covered Employee shall be entitled to any other vested benefits earned by the Covered Employee for the period through and including the date of Separation under any other employee benefit plans and arrangements maintained by the Company or a Subsidiary, in accordance with the terms of such plans and arrangements, except as may be modified herein (collectively, “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Covered Employee is entitled shall be paid to the Covered Employee in cash as soon as administratively practicable after the Separation, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which the Separation occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which the Covered Employee is entitled shall be paid to the Covered Employee as provided in the relevant plans and arrangements. In addition, the Covered Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.

4.1 CIC Qualifying Termination. If the Covered Employee is subject to a CIC Qualifying Termination, then, subject to Sections 5 and 7 below, the Covered Employee will be entitled to the following payments and benefits:

4.1.1 Base Salary Cash Severance Benefits. The Company shall pay the Covered Employee, as cash severance, an amount equal to a number of months, as set forth in such Covered Employee’s Participation Agreement, of his or her monthly base salary rate in effect immediately prior to the CIC Qualifying Termination. The Covered Employee will receive his or her severance payment in a cash lump sum, which will be paid on the first business day occurring after the sixtieth (60th) day following the CIC Qualifying Termination, provided that the Release Conditions have been satisfied.

4.1.2 Cash Bonus Severance Benefits. The Company shall pay the Covered Employee, as additional cash severance, a lump sum cash payment equal to a percentage, as set forth in such Covered Employee’s Participation Agreement, of such Covered Employee’s target annual bonus as set forth in writing in such Covered Employee’s offer letter agreement or other governing employment documents with the Company, less deductions and withholdings, to be paid with the severance payment set forth above in Section 4.1.1.

4.1.3 Equity Vesting Benefit. Except as set forth below, each of the Covered Employee’s then outstanding unvested Equity Awards shall accelerate and become vested (and, if applicable, exercisable) with respect to 100% of the then unvested shares subject thereto. “Equity Awards” means all options to purchase shares of Company common stock, restricted stock units, and all other stock-based awards granted to the Covered Employee, including but not limited to stock bonus awards, restricted stock and stock appreciation rights. Subject to Section 5.1, the accelerated vesting described above shall be effective as of the CIC Qualifying Termination. Notwithstanding the foregoing, to the extent an Equity Award vests based upon the satisfaction of any performance criteria, only the time-based aspect (if any) of the vesting schedule of such Equity Award shall accelerate pursuant to the terms of this Section 4.1.3, and any remaining performance-based aspect of the vesting schedule of such Equity Award shall remain subject to the terms of such Equity Award and shall not be subject to accelerated vesting pursuant to the terms of this Section 4.1.3.

4.1.4 Continued Employee Benefits. If the Covered Employee timely elects continued coverage under COBRA, the Company shall pay the full amount of the Covered Employee’s COBRA premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Covered Employee’s eligible dependents, for the number of months following the Covered Employee’s Separation as set forth in the Covered Employee’s Participation Agreement or, if earlier, until the Covered Employee has obtained coverage under another substantially equivalent medical insurance plan from a subsequent employer or is otherwise ineligible for COBRA; provided, however, that if the Company determines that it cannot provide the payment of COBRA on behalf of the Covered Employee without violating applicable law, the Company will provide the Covered Employee in lieu thereof, a taxable lump sum payment for the balance of the number of months as set forth in the Covered Employee’s Participation Agreement, which payment will equal 100% of the applicable COBRA premium for the Covered Employee and any dependents. The number of months of COBRA to be paid to the Covered Employee, in the event of a cash payment under the preceding sentence, shall be reduced by the number of months of COBRA previously paid by the Company on the Covered Employee’s behalf.

4.1.5 Benefits True Up. In the event the Covered Employee Separates pursuant to a Qualifying Termination under Section 4.2 and that Separation is later determined by the Company to qualify as a CIC Qualifying Termination, then the Company shall make a true-up payment to the Covered Employee so that the aggregate of all benefits provided to the Covered Employee equal those set forth in Section 4.1. Notwithstanding the timing described in Sections 4.1.1, 4.1.2, 4.1.3 and 4.1.4, this true-up payment will occur on the closing of the Change in Control, and any Equity Awards that would otherwise be forfeited upon a Qualifying Termination shall remain outstanding and eligible to vest under the Plan for three (3) months following such Qualifying Termination to permit the acceleration described in Section 4.1.3 above.

4.2 Qualifying Termination. If the Covered Employee is subject to a Qualifying Termination, then, subject to Sections 5 and 7 below, the Covered Employee will be entitled to the following payments and benefits:

4.2.1 Base Salary Cash Severance Benefits. The Company shall pay the Covered Employee, as cash severance, an amount equal to the number of months, as set out in the Covered Employee’s Participation Agreement, of his or her monthly base salary rate in effect immediately prior to the Qualifying Termination. The Covered Employee will receive his or her severance payment in a cash lump sum, which will be paid on the first business day occurring after the sixtieth (60th) day following the Qualifying Termination, provided that the Release Conditions have been satisfied.

4.2.2 Continued Employee Benefits. If the Covered Employee timely elects continued coverage under COBRA, the Company shall pay the full amount of the Covered Employee’s COBRA premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Covered Employee’s eligible dependents, for the number of months following the Covered Employee’s Separation as set forth in the Covered Employee’s Participation Agreement or, if earlier, until the Covered Employee has obtained coverage under another substantially equivalent medical insurance plan from a subsequent employer or is otherwise ineligible for COBRA; provided, however, that if the Company determines that it cannot provide the payment of COBRA on behalf of the Covered Employee without violating applicable law, the Company will provide the Covered Employee in lieu thereof, a taxable lump sum payment for the balance of the number of months as set forth in the Covered Employee’s Participation Agreement, which payment will equal 100% of the applicable COBRA premium for the Covered Employee and any dependents. The number of months of COBRA to be paid to the Covered Employee, in the event of a cash payment under the preceding sentence, shall be reduced by the number of months of COBRA previously paid by the Company on the Covered Employee’s behalf.

5. Conditions to Receipt of Severance.

5.1 Release Agreement. Any other provision of the Plan notwithstanding, the benefits under Sections 4.1 and 4.2 shall not apply unless the Covered Employee has executed a general release of claims in a reasonable form prescribed by the Company and such release has become effective (the document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Covered Employee within ten (10) days after the Covered Employee’s Separation. The Covered Employee must execute and return the Release within the time period specified in the Release, and in all events within sixty (60) days following the Separation event described in Section 4.1 or 4.2, as applicable.

5.2 Section 280G. In the event that (i) any payment or benefit arising out of or in connection with a change of ownership or effective control of the Company or a substantial portion of its assets within the meaning of Section 280G of the Code, that is made or provided, or to be made or provided, by the Company (or any successors thereto or affiliates thereof) to the Covered Employee, whether pursuant to the terms of the Plan or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and (ii) the net after-tax amount (taking into account all applicable taxes payable by the Covered Employee, including any Excise Taxes) that the Covered Employee would receive with respect to such Parachute Payments does not exceed the net after-tax amount that the Covered Employee would receive if the amount of such Parachute Payments were reduced to the maximum amount that could otherwise be payable to the Covered Employee without the imposition of the Excise Tax, then such Parachute Payments shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax. Any reduction in the Parachute Payments required to be made pursuant to this Section 5.2 shall be made first with respect to Parachute Payments payable in cash before being made in respect to any Parachute Payments to be provided in the form of benefits or Equity Award acceleration, and in the form of benefits before being made with respect to Equity Award acceleration, and in any case, shall be made with respect to such Parachute Payments in inverse order of the scheduled dates or times for the payment or provision of such Parachute Payments.

6. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits provided are intended to be and are exclusive and in lieu of any other severance and change in control benefits or payments to which the Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any Separation of the Covered Employee’s employment. The Covered Employee will be entitled to no severance and change in control benefits or payments upon a Separation of employment that constitutes a Qualifying Termination or CIC Qualifying Termination other than those benefits expressly set forth in the Plan and those benefits required to be provided by applicable law or the terms of Equity Awards that vest based on the satisfaction of performance criteria. Notwithstanding the foregoing, the terms of Equity Awards that relate to vesting based on the satisfaction of performance criteria shall remain in effect with respect to such Equity Awards, and any acceleration provisions in existence as of the Effective Date relating to the Equity Awards shall continue to apply, to the extent more favorable than the terms of the Plan (including but not limited to by reason of the amount of vesting or the terms of any definitions of cause, good reason or change in control), for so long as the agreements containing such acceleration provisions remain in effect. For the avoidance of doubt, in no event shall a Covered Employee receive benefits under both Sections 4.1 and 4.2 with respect to the Covered Employee’s Separation, except pursuant to the application of Section 4.1.5.

7. Section 409A. To the extent (i) any payments to which the Covered Employee becomes entitled under the Plan, or any agreement or plan referenced herein, in connection with the Covered Employee’s Separation of employment with the Company or a Subsidiary constitute deferred compensation subject to Section 409A of the Code and (ii) the Covered Employee is deemed at the time of such Separation of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (x) the expiration of the six (6)-month period measured from the Covered Employee’s Separation; or (y) the date of the Covered Employee’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Covered Employee, including without limitation the additional tax for which the Covered Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period in the absence of this Section 7 shall be paid to the Covered Employee or the Covered Employee’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the Plan (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Covered Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of the Plan is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A of the Code. Payments pursuant to the Plan (or otherwise referenced in Plan) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason, spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A of the Code will be made in the second calendar year.

8. Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

9. Administration. The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.

10. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 9, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

11. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding sentence, once the Change in Control Determination Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan or (ii) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Determination Period has expired and any benefits payable have been paid.

12. Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any Covered Employee who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Severance Benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator (or its delegate) has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given to the claimant (or representative) within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Chief Financial Officer or such other individual(s) designated by the Administrator (other than the Chief Executive Officer), except in the case of a claim filed by or on behalf of the Company’s Chief Executive Officer or such other individual designated by the Administrator, in each case, to the extent applicable, in which case, the claim will be reviewed by the Company’s Chief Financial Officer.

13. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within sixty (60) days after it receives a review request. If special circumstances require an extension of time (up to sixty (60) days), written notice of the extension will be given to the claimant (or representative) within the initial sixty (60) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Chief Financial Officer or such other individual(s) designated by the Administrator (other than the Chief Executive Officer), except in the case of an appeal filed by or on behalf of the Company’s Chief Financial Officer, in each case, to the extent applicable, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

14. Judicial Proceedings. No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Administrator or its delegate. In addition, any such judicial proceeding must be filed within one (1) year after the claimant’s receipt of notification that his or her appeal was denied.

15. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

16. Inalienability. In no event may any current or former employee of the Company or any of its Subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue as an employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right to discharge any of their respective employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her Separation of employment.

18. Successors. The Company shall require any successor to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), by an agreement in substance and form reasonably satisfactory to the Company, to assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, and any such successor will assume such obligations and agree to expressly perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law or otherwise. All rights of a Covered Employee hereunder shall inure to the benefit of, and be enforceable by, the Covered Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

19. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

20. Severability. Whenever possible, each provision of the Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, and the Plan will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

21. Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

22. Indemnification. The Company hereby agrees to indemnify, defend and hold harmless the directors, officers and employees of the Company and its Subsidiaries, and each of their respective affiliates, agents and representatives, from any and all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements, and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to any such person by the Company.

23. Additional Information.

Plan Name:	Cardiva Medical, Inc. Severance Plan

Plan Sponsor:	Cardiva Medical, Inc.
1615 Wyatt Drive
Santa Clara, California 95054
(866) 602-6099

Identification Numbers:	EIN: 30-0113686
PLAN NUMBER: 501

Plan Year:	Company’s Fiscal Year ending December 31

Plan Administrator:	Cardiva Medical, Inc.
Attention: Administrator of the Cardiva Medical, Inc. Severance Plan
1615 Wyatt Drive
Santa Clara, California 95054
Tel: (866) 602-6099

Agent for Service of Legal Process:	Cardiva Medical, Inc.
Attention: Office of the Chief Financial Officer
1615 Wyatt Drive
Santa Clara, California 95054
Email: lisa_garrett@cardivamedical.com
Tel: (866) 602-6099

Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Employer.

24. Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a Severance Benefit is denied, in whole or in part, you have a right to know why, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules, in accordance with Section 12 and Section 13.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

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